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                                                                   EXHIBIT 15.1





December 16, 1998




FDX Corporation
6075 Poplar Avenue
Memphis, Tennessee 38119

We are aware that FDX Corporation will be incorporating by reference in its previously filed Registration Statement No. 333-45037 its Report on Form 10-Q for the quarter ended November 30, 1998, which includes our report dated December 16, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of this registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                            Very truly yours,


                                            /s/ Arthur Andersen LLP

                                            Arthur Andersen LLP